Mountain Air Cargo Inc Launches World’s First Cessna 408 SkyCourier In Florida

Inaugural C408 SkyCourier Flight Operations Expands Mountain Air Cargo’s New Aircraft Fleet and Advances Pilot Career Opportunities

Denver, NC – February 21, 2023 – Mountain Air Cargo, Inc. (MAC – www.mtaircargo.com), a FedEx air cargo feeder airline established over 40 years ago, today announced that the world’s first C408 SkyCourier route between Tallahassee and Orlando, operated by Captain Samantha Szefler, launched on January 3, 2023. MAC’s inaugural C408 flight in Florida is part of its long-standing strategic relationship with FedEx, and further enables the Company’s long-term sustained feeder growth plans while expanding its fleet with new C408 SkyCourier aircraft and advancing pilot career opportunities.

The C408 SkyCourier is the latest addition to MAC’s express air cargo fleet, which has over 50 aircraft operating in the eastern U.S. and Caribbean. MAC’s fleet consists of ATR 42s/72s, Cessna 208s/408s and next-gen ATRs. Additionally, MAC operates a full-service Part 145 MRO facility with a 64,000 sq. ft. repair station, providing both line and heavy maintenance services that are compliant, cost-efficient, and organizationally effective for their long-standing customer.

MAC’s fleet now includes three C408 SkyCouriers with plans to add five more by the end of 2023, which will allow the Company to expand into new markets more quickly and safely. The C408 SkyCourier is a twin-engine aircraft that offers more freight capacity than the C208 Caravan. The C408 SkyCourier’s higher freight capacity is 6,000 pounds, which is double that of the C208.

Moreover, while the ATR has a higher freight capacity than the C408, the C408 SkyCourier offers a more cost-effective cost-per-pound solution.

“Recently, MAC celebrated 40 years of flight and maintenance operations, which includes 38 years with FedEx,” said Michael Bandalan, CEO of Mountain Air Cargo, Inc. “New aircraft need reliable operations. We pride ourselves on being a reliable service organization that has earned the opportunity to fly a number of C408 SkyCouriers and cost-efficiently manage the air cargo hauling process from start to finish.”

Added Bandalan, “We are a people-first company who prioritizes pilot and maintenance careers with industry-leading quality of life. Having C408 SkyCouriers in our fleet offers tremendous career advancement opportunities for all in the rapidly growing air cargo industry.”

“We are excited to have the Cessna 408 SkyCourier moving into operations,” said Bill West, Jr., vice president of supplemental aircraft operations for FedEx Express. “FedEx was involved in this project all the way back to the design stages, when we mentioned a need for a large cargo door and floor that can handle ULDs and a plane that could carry 6,000 pounds of cargo over 200 miles. This plane is a great addition to our network and helps us in our fleet modernization plan.”

Added MAC Captain Samantha Szefler, “I couldn’t have been more thrilled to have piloted the world’s first C408 SkyCourier cargo route in Florida. I’m honored to have been chosen by MAC to lead the way on such an important next step in our company’s history. I look forward to continued excellence in flight operations that demonstrate our Classic MAC high standards.”

ABOUT MOUNTAIN AIR CARGO, INC.

Mountain Air Cargo, Inc. is a FedEx air cargo feeder airline established over 40 years. MAC’s flight operations include over 50 aircraft flying routes in the eastern U.S. and Caribbean. MAC’s fleet consists of ATR 42s & 72s, Cessna 208s & 408s and next-gen ATRs and Cessnas. Additionally, MAC is a full-service Part 145 MRO facility with a 64,000 sq. ft. repair station, providing both line and heavy maintenance services that are compliant, cost-efficient and organizationally effective. Based in Denver, North Carolina, Mountain Air Cargo, Inc. is a wholly owned subsidiary of Air T, Inc., (NASDAQ: AIRT). More information at www.mtaircargo.com.

Media Contact

Hilary Patterson
hpatterson@mtaircargo.com